AHRT Board Announcement Release

AH Realty Trust Continues Refreshment of its Board of Directors to Support Ongoing Transformation

Founder Daniel Hoffler Retires from the Board

Board Appoints David Hirsh as New Independent Director

VIRGINIA BEACH, Va., November 9, 2026 – AH Realty Trust (NYSE: AHRT) (“AHRT” or the “Company”) today announced that Daniel (“Dan”) Hoffler, the founder of AHRT, has retired from the Company’s Board of Directors (the “Board”), effective November 6, 2026. Also effective November 6, the Board has appointed David Hirsh as an independent director. These changes represent the latest steps in the Board’s ongoing refreshment process.

“On behalf of the Board and everyone at AH Realty Trust, I thank Dan for his contributions over the years,” said Shawn Tibbetts, Chairman, President and Chief Executive Officer of AH Realty Trust. “Dan’s vision of a vertically integrated real estate company enabled AH Realty Trust to evolve into the company it is today. We are grateful for his leadership and many years of service and wish him all the best.”

Tibbetts continued, “David’s appointment is another step in our ongoing Board refreshment process, which reflects our commitment to strong governance and to ensuring the Board’s composition evolves alongside our Company. David is a respected industry leader with skills and expertise that are highly relevant to our business and transformation strategy, and we are pleased to welcome him to the Board. His experience in real estate investing and portfolio management, including strategic oversight of large, complex portfolios, will be particularly valuable as we focus on operational excellence, maximizing the performance of our high-quality portfolio and continuing to drive long-term value for stockholders.”

Mr. Hoffler said, “It has been a privilege to serve on the Board of the company I founded, and I am grateful to the many people who have contributed to its success over the years. I have great confidence in the leadership team and believe AH Realty Trust is well positioned for its next chapter.”

About David Hirsh

David Hirsh is an accomplished real estate investor with more than three decades of experience across major real estate asset classes and U.S. markets, having completed more than $30 billion in transactions over the course of his career. Prior to his retirement in 2018, he spent 16 years in Blackstone’s Real Estate Asset Management Group, where his responsibilities included the oversight and strategic management of Equity Office Properties, IndCor Industrial Properties and the LXR Hotels and Resorts portfolio, as well as investments across the retail and senior housing sectors.

Earlier in his career, Mr. Hirsh spent 15 years at Citigroup, including six years in real estate asset management, where he led the hotel group, and five years in corporate finance specializing in corporate real estate and project lending. He also currently serves on the board of directors of Seaport Entertainment Group Inc. (NYSE: SEG) and Comstock Holding Companies, Inc. (Nasdaq: CHCI).

Mr. Hirsh holds a B.B.A. from Pace University and an M.S. from New York University.

About AH Realty Trust

AH Realty Trust (NYSE: AHRT) is a real estate investment trust (“REIT”) with over four decades of experience. The Company owns and operates high-quality retail and mixed-use office assets located primarily in the Mid-Atlantic and Southeastern United States. AH Realty Trust focuses on disciplined capital allocation and value creation for shareholders. For more information visit AHRealtyTrust.com.

Contact:

Chelsea Forrest
AH Realty Trust
EVP of Investor Relations and Administration
Email: chelsea.forrest@ahrealtytrust.com